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                                                                    Exhibit 99.1

                                                                   PRESS RELEASE

                                                                        CONTACT:
                                        DANIEL B. PLATT, CHIEF FINANCIAL OFFICER
                                                               TEL: 619-652-4700
                                                               FAX: 619-652-4711
                                                                DBPLATT@BPAC.COM

  BURNHAM PLANS TO OPPOSE SCHOTTENSTEIN'S ATTEMPT TO RESCHEDULE ANNUAL MEETING

         SEPARATELY, COMPANY ANNOUNCES IT PREVAILS IN CLASS ACTION SUIT

         SAN DIEGO--(BUSINESS WIRE)--June 14, 2000--Burnham Pacific Properties, Inc. (NYSE:BPP) said today that it will oppose any efforts by the Schottenstein Group to reschedule Burnham's annual meeting, currently scheduled for October 18, 2000, because the company believes that the effort will subvert and seriously prejudice the Board's pursuit of strategic alternatives to maximize shareholder value.

         The Company also believes it would be premature at this time to ask shareholders to consider any proposals for a new slate of directors prior to the conclusion of the strategic alternative process.

         Separately, Burnham announced today that the California Superior Court dismissed entirely a class action suit filed in 1999 against the Company and its Board for certain actions taken by the directors in connection with the unsolicited proposal from Schottenstein.

         "Working with our financial adviser, Goldman Sachs, the Board has been engaged in pursuing a number of strategic alternatives," said David Martin, CEO of Burnham Pacific. "The thoughtful, orderly process we are undertaking to maximize value for all Burnham shareholders would be seriously jeopardized by Schottenstein Group's interference and continued pursuit of its own self interests at the expense of other shareholders."

         Burnham Pacific's Board of Directors consists of eight directors, of which seven are independent.

         Commenting on the court's decision to dismiss the class action suit filed against Burnham in 1999, Martin said, "We are extremely pleased by the court's decision to reject this suit as the plaintiffs were unable to produce any facts establishing impropriety on our part."

         Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. On a quarterly basis, Burnham Pacific makes available supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be obtained by calling 800.462.5181, or visiting the Company's web site at WWW.BURNHAMPACIFIC.COM.


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         This news release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. We cannot assure the future events or outcomes of the matters described in these statements; rather, these statements merely reflect our current expectations of the approximate outcome of the matter discussed. Investors should read the documents the Company files from time to time with the SEC, including the risk factors that were disclosed in our Form 10-K that was filed with the SEC on March 30, 2000. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K which may supplement, modify, supersede or update those risk factors.